Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT


1. INTERNATIONAL FABRICS, INC., a Delaware corporation.

2. JPS AUTO, INC., a Delaware corporation.

3. JPS CAPITAL CORP., a Delaware corporation.

4. JPS CARPET CORP., a Delaware corporation.

5. JPS CONVERTER AND INDUSTRIAL CORP., a Delaware corporation.

6. JPS ELASTOMERICS CORP., a Delaware corporation.